Exhibit 10.3

TARGA RESOURCES

EXECUTIVE OFFICER CHANGE IN CONTROL SEVERANCE PROGRAM

SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT

(Effective as of January 12, 2012)

1.	Purpose of the Plan

The purposes of the Targa Resources Executive Officer Change in Control Severance Program, effective as of January 12, 2012 (the “Plan”), are:

(a)	To make Severance Benefits available to eligible Executive Officers that will financially assist with their transition following a Qualifying Termination while the Plan is in effect; and

(b)	To resolve any possible claims arising out of employment, including its termination, by providing such Employees with Severance Benefits in return for a Waiver and Release from liability.

The Plan is voluntarily offered by the Company, and payments under the Plan are not required by any legal obligation other than the Plan itself.

2.	Definitions

As used in this Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):

Affiliate: The Company and any corporation or organization that, together with the Company, is a member of a controlled group of corporations under Section 414(b) of the Code, is a member of an affiliated service group under Section 414(m) of the Code, or is under common control pursuant to Section 414(c) of the Code.

Annual Base Salary: The Employee’s annual rate of base salary, excluding bonuses, commissions, premium pay, cost-of-living adjustments or other special pay, as of the date of a Change in Control or the Employee’s Termination Date, whichever date the Employee’s annual base salary is greater.

Board: The Board of Directors of the Company.

Cause: Discharge of an Employee by the Employer on the following grounds:

(a)	the Employee’s gross negligence or willful misconduct in the performance of his or her duties;

(b)	the Employee’s conviction of a felony or other crime involving moral turpitude;

(c)	the Employee’s willful refusal, after 15 days’ written notice from the Chief Executive Officer or President, to perform the material lawful duties or responsibilities required of him;

(d)	the Employee’s willful and material breach of any corporate policy or code of conduct; or

(e)	the Employee’s willfully engaging in conduct that is known or should be known to be materially injurious to the Company or any of its subsidiaries.

Change in Control: Any of the following events:

(a)

any “Person”, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, other than Targa Resources Partners LP, becomes the beneficial owner, directly or indirectly, of more than 20% of the voting interest in the Company or Targa Resources GP LLC;

(b)

any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, whether by merger or otherwise) of all or substantially all of the assets of the Company or Targa Resources GP LLC, other than to Targa Resources Partners LP and/or its affiliates;

(c)	a transaction resulting in a person other than Targa Resources GP LLC or an affiliate of Targa Resources GP LLC being the general partner of Targa Resources Partners LP;

(d)

the consummation of any merger, consolidation, or reorganization, whether in one transaction or in a series of related transactions, involving the Company or Targa Resources GP LLC in which, immediately after giving effect to such merger, consolidation or reorganization, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company and/or Targa Resources GP LLC, as applicable, immediately prior to the consummation of such transaction or commencement of such series of transactions; or

(e)

a majority of the members of the Board or the Board of Directors of Targa Resources GP LLC is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board or by the Board of Directors of Targa Resources GP LLC, as applicable, before the date of the appointment or election.

Notwithstanding the foregoing, no Change in Control shall occur solely by reason of the direct or indirect purchase of the Company and/or Targa Resources GP LLC by Targa Resources Partners LP.

For purposes of this definition of Change in Control, “affiliate” means, with respect to any Person, any other Person that, as of the date immediately prior to the event that gives rise to a Change in Control, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

COBRA: The Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Section 4980B of the Code, which provides for continuation of group health plan coverage in certain circumstances.

Code: The Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Committee: The Compensation Committee of the Board.

Company: Targa Resources Corp., a Delaware corporation, and any successor to the Company.

Employee: An active employee of the Employer.

Employer: The Company and any Affiliate identified on the attached Exhibit A, as such exhibit may be updated by the Plan Administrator from time to time.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Executive Officer: An Employee with an executive officer title such as Chief Executive Officer; President; Executive Chairman; Executive Vice President; Executive Vice President and Chief Operating Officer; Executive Vice President, General Counsel and Secretary; President, Finance and Administration; Advisor to Chairman & CEO; as well as the Senior Vice President , Chief Financial Officer and Treasurer: Senior Vice President and Chief Accounting Officer; and Senior Vice President (in charge of engineering and operations).

Good Reason: Any of the following conditions:

(a)	material diminution in the Employee’s base compensation;

(b)	material diminution in the Employee’s authority, duties or responsibilities; or

(c)	material change in the geographical location at which the Employee must perform services.

In order to terminate employment for Good Reason, an Employee must, within 90 days of the initial existence of the circumstances constituting Good Reason, notify the Plan Administrator in writing of the existence of such circumstances, and the Company shall then have 30 days to remedy the circumstances. If the circumstances have not been fully remedied by the Company, the Employee shall have 60 days following the end of such 30-day period to exercise the right to terminate for Good Reason. The initial existence of the circumstances constituting Good Reason shall be conclusively deemed to have occurred on the date of any written notice to the Plan Administrator concerning such circumstances. If the Employee does not timely notify the Plan Administrator in writing of the existence of the circumstances constituting Good Reason, the right to terminate for Good Reason shall lapse and be deemed waived, and the Employee shall not thereafter have the right to terminate for Good Reason unless further circumstances occur which themselves give rise to a right to terminate for Good Reason.

Participant: An Employee who meets the requirements set forth in Section 3 of the Plan.

Plan Administrator: The Vice President-Human Resources of the Company or any other officer designated by the Board; provided, however, that if any determination is made with respect to the Vice President-Human Resources as a Participant or claimant, the Plan Administrator shall be the Chief Financial Officer of the Company unless another officer is designated by the Board.

Protection Period: The 18-month period beginning on the date of a Change in Control.

Qualifying Termination: An Employee’s (a) involuntary termination of employment by an Employer without Cause during the Protection Period, or (b) voluntary termination of employment for Good Reason in which the initial existence of the circumstances constituting Good Reason occurs during the Protection Period.

Severance Benefit: A benefit described in Section 5 of the Plan.

Target Bonus: The product of the Employee’s Annual Base Salary and the most recent target bonus percentage specified by the Committee prior to the Change in Control.

Termination Date: The last date on which an Employee is in active employment with the Company or an Employer.

Waiver and Release: The legal document in which an Employee, in exchange for Severance Benefits under the Plan, releases the Company, the Employer, the Affiliates, their directors, officers, employees and agents, their employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to the Employee’s employment with or separation from the Company, the Employer or any of their Affiliates.

Waiver and Release Requirement: The requirement that an Employee in exchange for certain Severance Benefits under the Plan, in accordance with the provisions of Section 7: (a) timely execute and return a Waiver and Release to the Plan Administrator, and (b) not revoke the Waiver and Release.

3.	Participation

(a) Eligibility. An Employee who is an Executive Officer of the Company or its Affiliates immediately prior to the Change in Control shall become a Participant and be eligible to receive a Severance Benefit only in the event of his or her Qualifying Termination.

(b) Cessation of Participation. An individual shall cease to be eligible to become a Participant and shall have no rights hereunder, without further action, when the individual ceases to be an Employee (unless such individual is then entitled to Severance Benefits provided in Section 5). A Participant entitled to Severance Benefits under Section 5 shall remain a Participant in the Plan until the Severance Benefits under the Plan have been paid or provided to the Participant in full.

(c) No Employment Rights. Nothing in the Plan will reduce or eliminate the right of the Company and its Affiliates to terminate an Employee’s employment at any time for any reason.

4.	Eligibility Conditions

(a) Failure to Satisfy Qualifying Termination Requirement. An Employee whose termination of employment is not a Qualifying Termination is not eligible to receive Severance Benefits. The following shall not constitute a Qualifying Termination:

(i)	termination of employment due to death or disability;

(ii)	termination of employment during an unpaid leave of absence (except for leave required by law or other leave designated as an exception by the Company at the time the leave is authorized);

(iii)	voluntary termination of employment for any reason other than Good Reason;

(iv)	termination for Cause;

(v)

any termination of employment during the Protection Period if (A) the Employee is hired by, and remains in substantially the same job with, the purchaser of any business or assets of any Employer, and (B) the Plan is assumed by the purchaser and provides continued severance protection to the Employee for the remainder of the Protection Period.

(b) Failure to Satisfy Qualifying Waiver and Release Requirement. An Employee who fails to timely satisfy the Waiver and Release Requirement, as provided in Section 7, is not eligible to receive Severance Benefits.

5.	Severance Benefits Upon Qualified Termination

Subject to the provisions of Section 7, in the event a Participant becomes eligible to receive Severance Benefits in accordance with Section 3, the Participant shall be entitled to receive the payments and benefits provided below:

(a) Cash Severance Payments. Cash severance payments shall be equal to three times the sum of the Participant’s (A) Annual Base Salary and (B) Target Bonus.

Cash severance payments under this Section 5(a) shall be made in a single lump sum payment 60 days following the Participant’s Termination Date, provided that the Waiver and Release Requirement described in Section 7 has been satisfied.

(b) Welfare Benefit Continuation. The Participant and the Participant’s eligible dependents shall be entitled to continue to participate in the Company’s medical and dental plans in which the Participant participated immediately prior to the Participant’s Termination Date, for three years commencing with the first calendar month following the Termination Date (the “Benefit Continuation Period”); provided, however, that the Benefit Continuation Period shall cease when the Participant becomes eligible for any such coverage under a plan maintained by another employer of the Participant. The Participant’s continued participation in the Company’s medical and dental plans shall be on terms not less favorable than those in effect for active employees of the Company, subject to the Participant making the monthly premium payment of the amount required for such coverage during the Benefit Continuation Period by active employees of the Company. The Benefit Continuation Period shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to COBRA.

Except as provided in this Section 5(b), a Participant’s participation in all employee benefit plans and/or programs of any Employer shall cease as of his Termination Date, subject to the terms and conditions of the governing documents of those employee benefit plans and/or programs.

6.	Taxes

(a) Withholding. The Company shall have the right to deduct and withhold from any amounts payable under the Plan such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation

(b) Impact of Section 4999 Excise Tax. The payments and benefits to Participants under Section 5 may be subject to reduction, if applicable, in accordance with the provisions of Exhibit B.

7.	Waiver and Release

The Severance Benefits to be provided under Section 5 shall be provided only if the Participant timely satisfies the Waiver and Release Requirement. The Waiver and Release must be signed by the Participant (or his legal representative, if applicable) and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) on or before the date specified by the Company, provided that such date is no later than the fiftieth day after the Participant’s Termination Date. If the Participant fails to execute and furnish the Waiver and Release, or if the Waiver and Release furnished by the Participant has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) on or before the date specified by the Company, but no later than the fiftieth day after the Participant’s Termination Date, the Participant will fail to timely satisfy the Waiver and Release Requirement and will not be entitled to any Severance Benefits under the Plan.

8.	No Mitigation

In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment, except as otherwise provided in Section 5(b). Payments under this Plan will not be reduced because of any unemployment benefits an Employee may be eligible to receive under applicable federal or state unemployment laws.

9.	Effect on Other Plans, Agreements and Benefits

Notwithstanding any provision of the Plan to the contrary, the Plan shall supersede any other severance program for which a Participant is otherwise eligible in the event of a Change in Control; provided that, the Plan shall not supersede, nor be superseded by, the accelerated vesting of options, restricted stock and performance units under the terms of the governing plans.

Except as provided in the immediately preceding paragraph of this Section 9 or to the extent otherwise expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Affiliates or under any plan maintained by the Company or any of its Affiliates in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable or provided according to the terms of the applicable plan or agreement.

10.	Plan Amendment and Termination

The Committee may at any time amend (in whole or in part) or terminate the Plan, or make continued existence of the Plan conditioned on approval by shareholders of the Company, provided that (a) the benefits under the Plan payable to a Participant who has satisfied the Waiver and Release Requirement (without regard to item (b) of the Waiver and Release Requirement set forth in Section 2 of the Plan) and has otherwise met all of the requirements for Severance Benefits hereunder before the Plan is amended or terminated shall not be adversely affected, and (b) the Plan cannot be amended or terminated during the Protection Period. Any amendment or termination shall be set out in an instrument in writing duly authorized by the Committee. Changes to Exhibit A may be made by the Plan Administrator and do not require Committee approval.

11.	Disputes—Making A Claim

How to Submit a Claim about a Disputed Benefit

If Severance Benefits due under the Plan have not been provided within the applicable time frame specified for such Severance Benefits, a Participant, or in the case of the Participant’s death, his authorized representative (a “Claimant”), must request Severance Benefits in writing from the Plan Administrator within 90 days of the Termination Date. Such application shall set forth the nature of the claim and any other information that the Plan Administrator may reasonably request. The Plan Administrator shall notify the Claimant of his determination within a reasonable time after receipt of the claim, such time not to exceed 90 days unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the Claimant prior to the end of the initial 90-day period. In no event shall such an extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time, and the date by which a final decision is expected to be rendered.

Notice of a claim denial, in whole or in part, shall contain the following:

(a)	the specific reason or reasons for the denial;

(b)	specific reference to the pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary in order to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s claims review procedure.

No action at law or in equity shall be brought to recover benefits under the Plan prior to the date the Claimant has exhausted the administrative process of appeal available under the Plan.

Claims Review Procedure

If a written claim results in a claim denial, either in whole or in part, the Claimant has the right to appeal. The appeal must be in writing. The administrative process for appealing a claim is as follows:

Upon receipt of a claim denial, a Claimant may send a written request, including any additional information supporting the claim, for reconsideration to the Plan Administrator within 60 days of receiving notification that the claim is denied.

The Plan Administrator must make its decision on the appeal within a reasonable period after receiving the appeal, but not later than 60 days after the appeal was received (plus up to an additional 60 days if special circumstances require an extension of the deadline for making a decision on appeal). The Claimant shall be notified in writing, within 60 days after the date that the appeal was received by the Plan Administrator, if any extension is necessary. That notice shall state why the extension is required and the date by which the Plan Administrator expects to make the decision on the appeal. The Claimant may request a formal hearing before the Plan Administrator which the Plan Administrator may grant in its discretion.

The Plan Administrator shall provide written notice of its final determination. If the claim is denied on appeal, the decision shall include:

(a)	the specific reason or reasons for the denial;

(b)	specific reference to the pertinent Plan provisions on which the denial is based;

(c)

a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits;

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain further information about any such procedures; and

(e)	a statement of the Claimant’s right to file a lawsuit under ERISA.

Subject to a Claimant’s right to file a lawsuit under ERISA, the decision on appeal shall be final and binding on the Claimant, the Plan Administrator and all other interested parties.

12.	Successors

(a) Company Successors. The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of a Change in Control or any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.

(b) Participant Successors. The Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The rights under the Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Participant’s right to receive any Severance Benefits hereunder shall not be subject to anticipation, alienation, sale, transfer, assignment, encumbrance or charge, voluntary or involuntary, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, any attempt at such a transaction contrary to this paragraph shall be void and the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13.	Unfunded Plan Status

All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of his or her participation in the Plan.

14.	Notice

For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Vice President-Human Resources at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records), or at such other address as may be provided by the Participant in writing.

15.	Plan Document Controls

In the event of any inconsistency between the Plan document and any other communication regarding the Plan, the Plan document controls.

16.	Governing Law

The Plan is an employee welfare benefit plan under ERISA. The Plan and the Waiver and Release shall be interpreted under ERISA and the laws of the State of Texas to the extent that state law is applicable, without regard to the conflict of law provisions thereof. Any controversy or dispute arising under or as a result of the Plan shall be subject to the exclusive jurisdiction of the United States and shall be brought in Houston, Harris County, Texas. As a condition to participating in and receiving any Severance Benefits under the Plan, a Participant agrees to waive all of the Participant’s rights to pleas regarding subject matter jurisdiction, personal jurisdiction, or venue with respect to any matter(s) or dispute(s) arising out of or connected with the Plan.

17.	Validity and Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.	Headings; Interpretation

Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

19.	WARN Act

The Severance Benefit provided to an Employee under the Plan shall be reduced (but not below zero) by any payment the Company or any Employer is required to make to the Employee pursuant to the Workers Adjustment and Retraining Notification Act.

20.	Indemnification

To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its (and its Affiliates’) current and former officers, directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against liabilities and claims) arising out of the discharge or omission in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity.

21.	Code Section 409A

(a) It is intended that the payments and benefits provided under the Plan shall be exempt from the application of the requirements of Code Section 409A. The Plan shall be construed, administered and governed in a manner that effects such intent, and the Committee and Plan Administrator shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under the Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Code Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Code Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on his Termination Date, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a separation from service within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following the specified employee’s Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the Termination Date (or, if the Participant dies during such six-month period, within 90 days after the Participant’s death).

(b) The payments and benefits provided under the Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Code Section 409A upon Participants. The tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of the Plan.

(c) The term “termination of employment” or any similar term used in the Plan shall be interpreted to mean “separation from service” within the meaning of Code Section 409A and Section 1.409A-1(h) of the Treasury Regulations, to the extent necessary to comply with Code Section 409A.

22.	Participant Rights

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

Receive Information About the Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court after you have exhausted all of the appeal procedures provided for in Section 11 of the Plan. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

23.	General Information

(a)	Plan Sponsor: Targa Resources Corp., 1000 Louisiana, Suite 4300, Houston, TX 77002, (713) 584-1000.

(b)	Employer Identification Number of Plan Sponsor: 20-3701075.

(c)	Plan Number: 507.

(d)	Plan Year: The plan year for reporting to governmental agencies and employees shall be the calendar year.

(e)	Plan Administrator: The Vice President-Human Resources of Targa Resources Corp., 1000 Louisiana, Suite 4300, Houston, TX 77002, (713) 584-1000.

The Plan Administrator is responsible for the operation and administration of the Plan. The Plan Administrator is authorized to construe and interpret the Plan, and his or her decisions shall be final and binding. Benefits under the Plan shall be paid only if the Plan Administrator decides, in his or her discretion, that the applicant is entitled to them. The Plan Administrator shall make all reports and disclosures required by law. The Plan Administrator may appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan, and, by written instrument, may allocate and delegate his or her fiduciary responsibilities in accordance with Section 405 of ERISA.

(f)	Agent for Service of Legal Process: The General Counsel of Targa Resources Corp., 1000 Louisiana, Suite 4300, Houston, TX 77002, (713) 584-1000.

IN WITNESS WHEREOF, Targa Resources Corp. has executed these presents, as evidenced by the signature of its officer affixed hereto, this 12th day of January, 2012.

TARGA RESOURCES CORP.

By
Jeffrey J. McParland
President—Finance and Administration

EXHIBIT A

Targa Resources Executive Officer Change in Control Severance Program

Employers

The following Affiliates are Employers under the Targa Resources Executive Officer Change in Control Severance Program:

Targa Resources LLC

EXHIBIT B

Targa Resources Executive Officer Change in Control Severance Program

Effect of Section 4999 Excise Tax

(a) Notwithstanding anything in the Plan to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any Affiliate or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of a Participant, whether pursuant to the terms of the Plan or otherwise (the “Payments”), would be subject to the excise tax (the “Excise Tax”) imposed with respect to parachute payments by Section 4999 of the Code, then the amounts payable to the Participant under the Plan shall be reduced in order that this limit not be exceeded, but only if, by reason of such reduction, the net after-tax benefit to the Participant shall exceed the net after-tax benefit if such reduction, together with all other reductions of parachute payments otherwise applicable, were not made. Any such reduction shall occur first by reducing the payments under Section 5(a) and then by reducing the medical and dental coverage under Section 5(b) to the maximum amounts that will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to the Participant under the Plan (and no other Payments) shall be reduced, unless consented to by the Participant.

(b) All determinations required to be made under this Exhibit B shall be made by the public accounting firm that is retained by the Company as its auditor or tax advisor as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within ten (10) business days of the receipt of notice from the Company or the Participant that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules, (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns, or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

If the Accounting Firm determines that payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written statement to that effect, and to the effect that the Participant is not required to report any Excise Tax on the Participant’s federal income tax return. If the Accounting Firm determines that no Excise Tax would otherwise be payable by the Participant, it shall furnish the Participant with a written statement to such effect, and to the effect that the Participant is not required to report any Excise Tax on the Participant’s federal income tax return. The determination by the Accounting Firm shall be binding upon the Company and the Participant, except as provided in Paragraph (c) below.

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Participant by the Company which are in excess of the limitations provided in this Exhibit B (hereinafter referred to as an “Excess Payment”), the Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Participant’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Participant within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Participant until the date of payment. The Participant shall cooperate, to the extent the Participant’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under the Plan were reduced pursuant to paragraph (a) of this Exhibit B and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to the Participant any amounts payable under the Plan that were not previously paid solely as a result of paragraph (a) up to the Safe Harbor Cap.